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                                   EXHIBIT 5
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                                           11221.9000

                                           (407) 650-0539

                               December 20, 1996



Board of Directors
Capital City Bank Group, Inc.
217 N. Monroe Street
Tallahassee, FL  32301

     Re:   Capital City Bank Group, Inc.
           1996 Associate Incentive Plan -
           Registration Statement on Form S-8,
           250,000 Shares of Common Stock

Ladies and Gentlemen:

  We have acted as legal counsel for Capital City Bank Group, Inc. (the "Company"), a corporation organized under the laws of the State of Florida, with respect to the Company's Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about December 23, 1996 in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of up to 250,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), issuable upon issuance of stock under the Capital City Bank Group, Inc. 1996 Associate Incentive Plan, effective as of January 1, 1996 (the "Plan").

  As legal counsel for the Company, we have examined the corporate proceedings relating to the Plan and such other legal matters as we deemed appropriate for the purposes of rendering this opinion.

  We have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have assumed that all signatories were and are legally competent to execute and deliver the documents executed by each of them.

  Based upon and subject to the foregoing, and in reliance thereon, and subject to the qualifications hereinafter expressed, we are of the opinion that the shares of Common Stock to be issued under the Plan have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

  We are members of the Bar of the State of Florida and do not herein express any opinion as to matters governed by the laws of any jurisdiction other than the internal laws of the State of Florida (without reference to the choice-of-law or conflict-of-law provisions, principles or decisions under Florida law, or under any other state, federal or foreign law); and we have assumed compliance with all other laws, including, without limitation, Federal, foreign and other states' laws.

  Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date hereof. By rendering our opinion letter, we do not undertake to advise you of any changes in such laws or facts which may occur or come to our attention after the date hereof.
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Page 2
December 20, 1996
Board of Directors



  We hereby consent to the inclusion of this opinion letter as part of the Registration Statement. The foregoing opinions are furnished to you at your request, are solely for your benefit and may not be relied upon by any other party without the prior written consent of a shareholder of this law firm.

                                           Very truly yours,



                                           /s/ Gunster, Yoakley, Valdes-Fauli
                                                  & Stewart, P.A.
                                           -----------------------------------
                                           GUNSTER, YOAKLEY, VALDES-FAULI
                                            & STEWART, P.A.